Exhibit 10.1

HELICOS BIOSCIENCES CORPORATION

Change in Control Agreement

AGREEMENT made as of this 28th day of January, 2009 by and between Helicos BioSciences Corporation (the “Company”), and Ronald A. Lowy (the “Executive”).

1.                                       Purpose.  The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel.  The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders.  Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s key management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.  Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

2.                                       Change in Control.  A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(a)           any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(b)           persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c)           the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

(d)           the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

3.                                       Terminating Event.  A “Terminating Event” shall mean any of the events provided in this Section 3:

(a)                                  Termination by the Company.  Termination by the Company of the employment of the Executive with the Company for any reason other than for Cause, death or Disability.  For purposes of this Agreement, “Cause” shall mean:

(i)            the substantial and continuing failure or refusal of the Employee, after written notice thereof, to reasonably attempt to perform his or her job duties and responsibilities (other than failure or refusal resulting from incapacity due to physical disability or mental illness) which failure or refusal is committed in bad faith and is not in the best interest of the Company;

(ii)           gross negligence, willful misconduct or material breach of fiduciary duty to the Company;

(iii)          the willful commission of an act of embezzlement, misappropriation or fraud;

(iv)          deliberate and willful disregard of the written rules or policies of the Company which results in a material and substantial loss, damage or injury to the Company;

(v)           the unauthorized, deliberate and willful disclosure of any material confidential, proprietary and/or trade secret information of the Company or its customers which disclosure is committed in bad faith and is not in the best interest of the Company;

(vi)          the willful and deliberate commission of an act which induces any customer, supplier, employee or consultant to adversely and substantially amend or terminate their relationship with the Company which act is committed in bad faith and is not in the best interest of the Company; or

(vii)         the conviction of, or plea of nolo contendere by the Employee, to a crime involving a felony of moral turpitude.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control.  For purposes hereof, the Executive will be considered “Disabled” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(b)           Termination by the Executive for Good Reason.  Termination by the Executive of the Executive’s employment with the Company for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i)            a reduction in the Employee’s then-current annual base salary or bonus opportunity or benefits; or

(ii)           the failure to pay the Employee any portion of his or her current base salary, bonus or benefits within twenty (20) days of the date such compensation is due, based upon the payment terms currently in effect; or

(iii)          the failure of the Company to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform this Agreement.

4.                                       Change in Control Payment.  Upon the earlier of (1) the occurrence of a Terminating Event after a Change in Control or (2) 90 days after a Change in Control, the following shall occur:

(a)           the Company shall pay to the Executive an amount equal to $120,000, payable in one lump-sum payment no later than three days following the Date of Termination;

(b)           subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive shall continue to participate in the Company’s group health and dental program for six months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and

(c)           Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon the earlier of (1) the occurrence of a Terminating Event after a Change in Control or (2) 90 days after a Change in Control, all stock options and other stock-based awards granted to the Executive by the Company shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such date referred to in clause (1) or (2), as applicable, of this paragraph (c).

(d)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

5.                                       Additional Limitation.

(i)            Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A)          If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B)           If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.  To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within 45 days after the Company has sent the Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

(ii)           For the purposes of this Section 5(a), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii)          The determination as to which of the alternative provisions of Section 5(a)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  For purposes of determining which of the alternative provisions of Section 5(a)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6.                                       Term.  This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination by the Company of the employment of the Executive for Cause or the failure by the Executive to perform his duties with the Company by reason of his death or Disability, (b) the resignation or termination of the Executive’s employment for any reason prior to a Change in Control, or (c) the date which is 12 months after a Change in Control if the Executive is still employed by the Company, provided that the provisions of Section 10 shall survive termination of this Agreement for a period of three years.

7.                                       Withholding.  All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8.                                       Notice and Date of Termination.

(a)           Notice of Termination.  After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination.

(b)           Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean the date specified in the Notice of Termination.  In the case of a termination by the Company other than a termination for Cause (which may be effective immediately), the Date of Termination shall not be less than 30 days after the Notice of Termination is given.  In the case of a termination by the Executive, the Date of Termination shall not be less than 30 days from the date such Notice of Termination is given.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

9.             No Mitigation.  The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 hereof.  Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

10.           Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

11.           Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12.           Integration.  This Agreement shall constitute the sole and entire agreement among the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, programs, policies, plans, practices, offers, agreements and/or discussions, whether written or oral, by or among the parties regarding the subject matter hereof, including, but not limited to, those constituting or concerning employment agreements, change in control benefits and/or severance benefits; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any of the following, all of which shall remain in full force and effect in accordance with their respective terms: (i) any written agreements, programs, policies, plans, arrangements or practices of the Company that do not relate to the subject matter hereof; (ii) any written stock or stock option agreements between Executive and the Company (except as expressly modified hereby); and (iii) any written agreements between Executive and the Company concerning noncompetition, nonsolicitation, inventions and/or nondisclosure obligations.

13.           Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him or her under Section 4 of this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Executive fails to make such designation).

14.           Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

17.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18.           Effect on Other Plans.  An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan.  In the event that the Executive is party to an employment agreement with the Company providing for change in control payments or benefits, the Executive must elect to receive either the benefits payable under such other agreement or the benefits payable under this Agreement, but not both.  The Executive shall make such an election in the event of a Change in Control.

19.           Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20.           Successors to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

21.           Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.

HELICOS BIOSCIENCES CORPORATION

By:	/s/ Stephen P. Hall
Name: Stephen P. Hall
Title: Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ Ronald A. Lowy
Name: Ronald A. Lowy